As filed with the Securities and Exchange Commission on June 17, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

58.com Inc.

(Exact name of registrant as specified in its charter)

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Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Block E, The North American International Business Center

Yi 108 Beiyuan Road, Chaoyang District, Beijing 100101

People's Republic of China

Tel: (86 10) 5139-5858

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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The 2013 Share Incentive Plan

(Full title of the plan)

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Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Copies to:

Hao Zhou

Chief Financial Officer

58.com Inc.

Block E, The North American International Business Center

Yi 108 Beiyuan Road, Chaoyang District, Beijing 100101

People's Republic of China

Tel: (86 10) 5139-5858

Z. Julie Gao, Esq. Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700

Calculation of Registration Fee

Title of Securities to be Registered (1)	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Ordinary Shares, par value $0.00001 per share (2)	2,645,628	(3)	$37.9275	(3)	$100,342,055.97	$11,659.75
Class B Ordinary Shares, par value $0.00001 per share (2)	7,000,000	(3)	$37.9275	(3)	$265,492,500.00	$30,850.23
Total	9,645,628	(3)	$37.9275	(3)	$365,834,555.97	$42,509.98

(1)	These shares may be represented by the Registrant’s ADSs, each of which represents two Class A ordinary shares. Pursuant to the memorandum and articles of association of the Registrant, each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, and upon any transfer of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-191776).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Registrant’s 2013 Share Incentive Plan (as amended in April 2015, the “Plan”). Any ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan.

(3)	These shares represent ordinary shares that have been added to the award pool under the Plan and are reserved for future award grants under the Plan, and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on the average of the high and low prices for the Registrant’s ADSs as quoted on the New York Stock Exchange on June 16, 2015.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purposes of registering 2,645,628 Class A ordinary shares and 7,000,000 Class B ordinary shares of the Registrant that have been added to the award pool pursuant to the terms of the Plan.

Previously, an aggregate of 13,004,029 Class A ordinary shares of the Registrant were registered for issuance under 2010 Employee Stock Option Plan and the Plan pursuant to the Registrant’s registration statements on Form S-8 (File No. 333-194873) filed on March 28, 2014 (the “Original S-8 Registration Statement”).  In accordance with General Instruction E to Form S-8, the contents of the Original S-8 Registration Statement are incorporated herein by reference, except as otherwise set forth herein.

In accordance with the terms of the Plan, the number of shares reserved for future issuances under the Plan shall increase by a number equal to 1.5% of the total number of outstanding shares on the last day of the immediately preceding calendar year, on the first day of each calendar year during the term of the Plan beginning in 2015, or such lesser number of Class A ordinary shares as determined by our board of directors. As a result, at the beginning of 2015, the maximum aggregate number of shares which may be issued pursuant to all awards under the Plan increased by 2,645,628 Class A ordinary shares.

In addition, in connection with the Registrant’s acquisition of a strategic stake in Falcon View Technology Limited, or Ganji, the holding company of the PRC entities operating Ganji.com, in April 2015, the Registrant’s board of directors approved and authorized an amendment to the Plan, further increasing the maximum aggregate number of shares which may be issued pursuant to all awards under the Plan by an additional 7,000,000 Class B ordinary shares, reserved for future grants. Pursuant to the memorandum and articles of association of the Registrant, each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, and upon any transfer of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents previously filed by 58.com Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the year ended December 31, 2014, filed with the Commission on April 29, 2015; and

(b)	The description of the Registrant’s Class A ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-36140) filed with the Commission on October 17, 2013, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated articles of association, adopted by its shareholders on September 26, 2013, provide that the Registrant shall indemnify its directors and officers against actions, costs, charges, losses, damages and expenses incurred by such persons in their capacity as such, except through their own willful neglect or default.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-191424), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-191424), and the Underwriting Agreement, the form of which was filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-194610), also provide for indemnification of the Registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to the Registrant in writing expressly for use in the respective registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.  Exemption From Registration Claimed

Not applicable.

Item 8.  Exhibits

See the Index to Exhibits attached hereto.

Item 9.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on June 17, 2015.

58.com Inc.

By:	/s/ Jinbo Yao
	Name:	Jinbo Yao
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Mr. Jinbo Yao and Mr. Hao Zhou, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jinbo Yao	Chairman of the Board of Directors
Jinbo Yao	and Chief Executive Officer (principal executive officer)	June 17, 2015

/s/ Hao Zhou	Chief Financial Officer
Hao Zhou	(principal financial and accounting officer)	June 17, 2015

/s/ Xiaoguang Wu	Director
Xiaoguang Wu		June 17, 2015

/s/ Wensheng Cai	Director
Wensheng Cai		June 17, 2015

/s/ Dong Yang	Director
Dong Yang		June 17, 2015

/s/ Frank Lin	Director
Frank Lin		June 17, 2015

/s/ Julian Cheng	Director
Julian Cheng		June 17, 2015

/s/ Herman Yu	Director
Herman Yu		June 17, 2015

/s/ Richard Weidong Ji	Director
Richard Weidong Ji		June 17, 2015

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of 58.com Inc. has signed this registration statement or amendment thereto in New York on June 17, 2015.

Authorized U.S. Representative

By:	/s/ Giselle Manon
Name: Giselle Manon, on behalf of Law Debenture Corporate Services Inc.
Title: Service of Process Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Third Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-191424))

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 4.2 to the registration statement on Form F-1, as amended (File No. 333-191424))

4.3	Deposit Agreement among the Registrant, the depositary and holders of the American Depositary Receipts (incorporated herein by reference to Exhibits 4.3 to the registration statement on Form S-8 (File No. 333-194873)

5.1*	Opinion of Conyers Dill & Pearman (Cayman) Limited, regarding the legality of the ordinary shares being registered

10.1	2013 Share Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1, as amended (File No. 333-191424))

10.2*	Amendment No. 1 to the 2013 Share Incentive Plan

23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP

23.2*	Consent of Conyers Dill & Pearman (Cayman) Limited (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page hereto)

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* Filed herewith.